UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 6, 2013

EQUINIX, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-31293	77-0487526
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Lagoon Drive, 4th Floor

Redwood City, California 94065

(650) 598-6000

(Addresses of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

As previously disclosed by Equinix, Inc. (“Equinix”), as part of its planned conversion to a real estate investment trust (“REIT”), Equinix is seeking a private letter ruling (“PLR”) from the U.S. Internal Revenue Service (“IRS”). Equinix’s PLR request has multiple components, and the conversion to a REIT will require favorable rulings from the IRS on numerous technical tax issues, including classification of Equinix’s data center assets as qualified real estate assets. Equinix filed its PLR request with the IRS in the fourth quarter of 2012.

The IRS has recently informed Equinix that the IRS has convened an internal working group to study what constitutes “real estate” for purposes of the REIT provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and that, pending the completion of the study, the IRS is unlikely to issue PLRs on what constitutes real estate for REIT purposes.

Equinix cannot predict when the IRS working group will complete its study or what the outcome of the study will be. However, Equinix continues to believe, based on both existing legal precedent and the fact that other data center companies currently operate as REITs, that its data center assets constitute real estate for REIT purposes.

While Equinix anticipates that the formation of the IRS working group to study this issue may delay receipt of its requested PLR from the IRS, Equinix continues to move forward on its plan to convert to a REIT, including changing our method of depreciating data center assets for tax purposes, planning for legal restructuring and enterprise reporting system upgrades and ongoing engagement of appropriate REIT advisors. At this time, Equinix does not expect the potential delay in receiving a PLR as a result of the new IRS working group will delay Equinix’s plan to elect REIT status for the taxable year beginning January 1, 2015.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This Current Report on Form 8-K (the “Current Report”) contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws. The forward-looking statements involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Although Equinix believes that its forward-looking statements are based on reasonable assumptions, its expected results may not be achieved, and actual results may differ materially from its expectations. For example:

•

This Current Report states that Equinix plans to pursue conversion to a REIT. In fact, there are significant implementation and operational complexities to address before Equinix can convert to a REIT, including obtaining a favorable PLR from the IRS, completing internal reorganizations, modifying accounting, information technology and real estate systems, receiving stockholder approvals and making required stockholder payouts. Further, changes in legislation, federal tax rules and interpretations thereof could adversely impact Equinix’s ability to convert to a REIT. Similarly, even if Equinix is able to satisfy the existing REIT requirements, the tax laws, regulations and interpretations governing REITs may change at any time in ways that could be disadvantageous to Equinix.

•

This Current Report states that Equinix plans to elect REIT status for the taxable year beginning January 1, 2015. In fact, several conditions must be met in order to complete the conversion to a REIT, and the timing and outcome of many of these conditions are beyond Equinix’s control. Even if the transactions necessary to implement REIT conversion are effected, Equinix’s board of directors may decide not to elect REIT status, or to delay such election, if it determines in its sole discretion that it is not in the best interests of Equinix or its stockholders. Equinix can provide no assurance if or when conversion to a REIT will be successful. Furthermore, the effective date of the REIT conversion could be delayed beyond January 1, 2015, in which event Equinix could not elect REIT status until the taxable year beginning January 1, 2016, at the earliest.

•

This Current Report states that Equinix is seeking a PLR from the IRS and that Equinix requires favorable rulings from the IRS before converting to a REIT. Equinix cannot provide assurance that the IRS will ultimately provide Equinix with a favorable PLR or that any favorable PLR will be received in a timely manner for Equinix to convert successfully to a REIT as of January 1, 2015.

•

This Current Report states that the IRS has formed an internal working group to study what constitutes “real estate” for purposes of the REIT provisions of the Code and that the study may impact the timing of the IRS’s definitive response to Equinix’s PLR request. In fact, Equinix does not know the scope or timing of the study undertaken by the IRS, the IRS may dissolve the internal working group at any time, and the study may be expanded, narrowed, extended or terminated by the IRS without notice to Equinix. Furthermore, Equinix cannot determine in advance how the internal working group’s study will affect Equinix’s PLR request, whether any refinements or modifications will be made to the current legal standards utilized by the IRS to define “real estate” for purposes of the REIT provisions of the Code or what the effect of any refined or modified legal standards would be on Equinix or other data center companies.

Equinix’s forward-looking statements should not be relied upon except as statements of Equinix’s present intentions and of Equinix’s present expectations, which may or may not occur. Cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. Except as required by law, Equinix undertakes no obligation to release publicly the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures Equinix has made in this Current Report, as well as Equinix’s other filings with the SEC. In particular, see Equinix’s Quarterly Report on Form 10-Q, filed with the SEC on April 26, 2013, and Equinix’s Annual Report on Form 10-K, filed with the SEC on February 26, 2013, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this Current Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUINIX, INC.

DATE: June 6, 2013	By:	/s/ Keith D. Taylor
Keith D. Taylor
Chief Financial Officer